EXHIBIT 17.1 - RESIGNATION OF DIRECTORS

                             HARRISON DIGICOM CORPORATION
                                  401 HARITON COURT
                                  NORFOLK, VA 23505
                                   (757) 440-0511

                                  December 29, 1999

To All Interested Parties:

     Effective today, December 29, 1999 the remaining Directors of Harrison Digicom Corporation's accepted the voluntary resignations of William Windsor,
J. Thomas Morrow, PhD. and Fred Lane. Their resignation was under good terms. Their resignation was necessary to avoid an eminent conflict of interest once funding from PMS would begin. This Agreement is deemed beneficial to both parties and it was determined that these individuals would resign from the Board of Directors of Harrison Digicom Corporation.

     These individuals have not yet been replaced. Upon completion of our SB-2 filing with the SEC and receipts of minimal funding, new directors will be elected according to the Bylaws of Harrison Digicom Corporation.


Sincerely,
HARRISON DIGICOM


/S/JOHN W. BUSH
JOHN W. BUSH
CEO and Director
December 29, 1999